Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Allurion Technologies Holdings, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Allurion Technologies Holdings, Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

	By:	/s/ Nicholas Lewin
Name: Nicholas Lewin
Date: June 27, 2023